                                                                    EXHIBIT 10.2



                         AGREEMENT AND PLAN OF EXCHANGE

                                  BY AND AMONG

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                      AND

                               THE HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                       OF
                    BRIAN R.  BLACKMARR AND ASSOCIATES, INC.

                              DECEMBER 18, 1997

                                                    TABLE OF CONTENTS
                                                                                                                     Page
1.  AGREEMENT FOR EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Exchange of Shares and Other Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Aggregate Consideration from Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2.1    Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2.2    Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Payment of Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.3.1    Closing Before Receipt of the 1997 Audit Report . . . . . . . . . . . . . . . . . . . . . .   3
                 1.3.2    Closing After Receipt of the 1997 Audit Report. . . . . . . . . . . . . . . . . . . . . . .   3
                 1.3.3    No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

2.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Delivery of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.2.1    Assignments of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.2.2    Payment In Full Satisfaction of All Rights  . . . . . . . . . . . . . . . . . . . . . . . .   4

3.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Shareholder Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3     Shareholder Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4     Organization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.5     Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6     Company Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.7     Company Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.8     Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.9     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.10    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.11    Other Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.12    Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.13    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.15    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.16    Full Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18    Company Contracts, Company Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.19    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.20    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.21    Subsidiaries; Predecessors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.22    Affiliate Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.24    Company Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


         3.25     Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


4.  REPRESENTATIONS AND WARRANTIES OF THE PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Capitalization of the Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6     Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.9     Full Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.10    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.11    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.12    Parent Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

5.  CERTAIN COVENANTS AND AGREEMENTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Filings, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.6     Capital Budget . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.7     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.8     Agreements of Shareholders to be Effective Upon Closing  . . . . . . . . . . . . . . . . . . . . . .  21
                 5.8.1    Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 5.8.2    Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.9     Shareholder Indebtedness and Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

6.  CERTAIN AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1     Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2     Company Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4     Tax-Free Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.5     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.5.1    Tax Periods Ending on or Before the IPO Closing Date  . . . . . . . . . . . . . . . . . . .  24
                 6.5.2    Cooperation on Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.5.3    Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.6     Sale of Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.7     Positions of Mr. Blackmarr . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.8     Release of Certain Assets and Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.9     Parent Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.10    Parent Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.11    Continuation of Company Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.  CONDITIONS PRECEDENT; CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.1     Conditions Precedent to the Obligations of the Parent  . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.1    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.2    Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.3    Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.4    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.5    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.6    No Loss or Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.1.7    Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.1.8    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.1.9    Certain Corporate Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2     Conditions Precedent to the Obligations of the Shareholders and the Company  . . . . . . . . . . . .  27
                 7.2.1    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.2.2    Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.2.3    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.2.4    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3     Deliveries by the Shareholders at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.3.1    Closing Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.3.2    Stock Transfer Restriction Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.3.3    Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.3.4    Opinion of Counsel for the Shareholders and the Company . . . . . . . . . . . . . . . . . .  28
                 7.3.5    Documents, Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.4     No Waiver by Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.5     Deliveries by the Parent at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.5.1    Closing Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.5.2    Opinion of Counsel for the Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.5.3    Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.6     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.7     Conditions Precedent to Completion of the Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.7.1    Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.7.2    IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.8     Delivery of Exchange Consideration on the IPO Closing Date . . . . . . . . . . . . . . . . . . . . .  29

8.  SURVIVAL, INDEMNIFICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 8.2.1    Parent Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 8.2.2    Minimum Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 8.2.3    Parent Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.4     Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 8.4.1    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 8.4.2    Legal Defense.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 8.4.3    Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 8.4.4    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


         8.5      Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.1     Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.1.1    Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.1.2    After the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.1    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.2    Further Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.3    Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.4    Exhibits and Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.5    Sections and Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.8    CONTROLLING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.9    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.10   No Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.11   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.12   No Employee Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.13   No Personal Liability of Representatives of Parent . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.14   When Effective . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.15   Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.16   Number and Gender of Words . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.17   Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.18   Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.19   No Rule of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.20   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.21   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.22   Section 351 Plan of Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


Exhibit 1.1               List of Shareholders
Exhibit 2.1               Escrow Agreement
Exhibit 2.2               Letter of Transmittal from Shareholders
Exhibit 5.6               Budgeted Capital Expenditures of Company
Exhibit 6.8               Assets of Shareholders to be Released from Certain Company Obligations
Exhibit 7.3.2             Stock Transfer Restriction Agreement
Exhibit 7.3.3             Certain Employees of the Company
Exhibit 7.3.3A            Employment Agreement
Exhibit 7.3.4             Opinion of Counsel for the Shareholders and the Company
Exhibit 7.5.2             Opinion of Counsel for the Parent
Exhibit 10.22             Section 351 Plan of Exchange

                         AGREEMENT AND PLAN OF EXCHANGE

         This AGREEMENT AND PLAN OF EXCHANGE (this "Agreement") made effective as of December 18, 1997, by and among BRIGHTSTAR INFORMATION TECHNOLOGY
GROUP, INC., a Delaware corporation (the "Parent"), AND THE UNDERSIGNED HOLDERS (the "Shareholders") OF ALL OF THE OUTSTANDING CAPITAL STOCK OF BRIAN R. BLACKMARR AND ASSOCIATES, INC., a Texas corporation (the "Company").

         WHEREAS, Parent and the Shareholders desire to provide for the transfer by the Shareholders to Parent of the outstanding shares of capital stock of the Company in exchange for common stock and cash of Parent (the "Exchange");

         WHEREAS, the Exchange is one of several related transactions involving the assignment of property to Parent in exchange for common stock and cash of Parent as part of an overall plan that includes an initial public offering of parent common stock ("Parent Common Stock"); and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                           1.  AGREEMENT FOR EXCHANGE

         1.1 Exchange of Shares and Other Consideration. Shareholders agree to assign, transfer and deliver to Parent all right, title and interest in and to all of the outstanding shares of common stock of the Company ("Company Common Stock") in exchange for the Exchange Consideration (as defined below) which Parent hereby agrees to pay, assign, transfer and deliver to the Shareholders in accordance with this Agreement, and among them in proportion to the number of shares of Company Common Stock owned by the Shareholders and assigned to Parent by the Shareholders as set forth in Exhibit 1.1 hereto.

         1.2 Aggregate Consideration from Parent. The aggregate consideration to be delivered to the Shareholders by the Parent shall be an amount equal to the sum of the Exchange Consideration as defined below.

                 1.2.1 Exchange Consideration. The Exchange Consideration shall be equal to the amount of revenue recognized by the Company, less allowances for doubtful accounts (giving due consideration to the normal payment practices of customers) and sales returns, as determined in accordance with GAAP (as defined below) with respect to the period from January 1, 1997 through December 31, 1997, reduced by: (i) Long-Term Debt (as defined below) of the Company at the Closing Date; (ii) federal, state or local income taxes payable by the Company with respect to all periods prior to the Closing Date not included in Long-Term Debt; and (iii) the amount of any reduction in the Company's Net Working Capital (as defined below) from September 30, 1997 to the Closing Balance Sheet Date (as defined below); provided that obligations of the Company arising out of the transactions for the issuance of common stock of the Company effective March 11, 1997, reasonably acknowledged and agreed to in amounts by both the Parent and the Company, shall not be included in Long-Term Debt or Current Liabilities of the Company for the purposes of the foregoing adjustment provisions of this Section 1.2.1.

                 1.2.2 Certain Definitions. The following terms shall have the meaning ascribed below for purposes of this Agreement:

                 (i) "Closing Balance Sheet Date" means the end of the most recent monthly accounting period of the Company preceding the Closing Date.

                 (ii) "Current Assets" means the current assets of the Company determined as of the Closing Balance Sheet Date in accordance with GAAP.

                 (iii) "Current Liabilities" means the current liabilities of the Company determined as of the Closing Balance Sheet Date in accordance with GAAP excluding those current liabilities included in Long-Term Debt and federal, state and local income taxes payable by the Company with respect to all periods prior to Closing not included in Long-Term Debt, and expressed as a positive number; provided, however, that all expenses of the Company or the Shareholders incurred in connection with the transactions contemplated hereby which are payable by the Company shall be included in Current Liabilities.

                 (iv) "GAAP" means U.S. generally accepted accounting principles consistently applied.

                 (v) "IPO" means the Parent's first underwritten public offering of Parent Common Stock resulting in net cash proceeds sufficient to fund the use of proceeds of such offering as described in the PPM (and any supplements thereto) referenced in Section 3.25 herein (other than any offering pursuant to any registration statement
         (i) relating to any capital stock of Parent or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Parent or any of its subsidiaries, (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Parent, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended ("Securities Act"), or any successor or similar provision).

                 (vi) "IPO Closing Date" means the date that the Parent receives funds in consideration for the sale of its securities in the IPO.

                 (vii) "IPO Price" means the initial price per share to the public for shares of Parent Common Stock in IPO.

                 (viii) "Long-Term Debt" means all long-term liabilities of the Company as of the Closing Date, including capitalized lease obligations other than those listed on Schedule 1.2.2(viii), as applicable to a corporation taxable under Subchapter C of the Code, as determined under GAAP, plus current portions of such long-term liabilities and pre-payment penalties as of the Closing Date; and Long-Term Debt does not include the Company's Operating Line of Credit with CoAmerica Bank or another financial institution.

                 (ix) "Net Working Capital" means the Current Assets of the Company minus the Current Liabilities of the Company as of the Closing Balance Sheet Date, all as determined under GAAP.

         1.3 Payment of Exchange Consideration. Parent shall deliver payment of the Exchange Consideration by delivery of cash and Parent Common Stock such that 20% of the Exchange Consideration (and any installment thereof) is delivered to the Shareholders in cash and 80% of the Exchange Consideration (and any installment thereof) is delivered in Parent Common Stock. For purposes of this Section 1.3, such shares of Parent Common Stock shall have a per share value equal to the IPO Price. The Exchange Consideration shall be paid as follows:

                 1.3.1 Closing Before Receipt of the 1997 Audit Report. If the IPO Closing Date occurs prior to receipt by the Parent and the Company of the 1997 Audit Report (defined below), then the Exchange Consideration shall be paid by the Parent in two installments.

                          (i)      The first installment of Exchange
         Consideration shall be paid and delivered to the Shareholders on the IPO Closing Date and shall be equal to that portion of the Exchange Consideration payable with respect to the period from January 1, 1997 through December 31, 1997, based on revenue recognized by the Company, less adjustments as provided in Section 1.2.1, as reported on the Company's unaudited Balance Sheet and Income Statement, prepared in accordance with GAAP, as of and for the year ending December 31, 1997 (the "Unaudited Financial Statements").

                          (ii) The second installment of the Exchange Consideration shall be paid within ten days after receipt by the Parent and the Company from the independent certified public accountants for the Company of an audit report (the "1997 Audit Report") on the Balance Sheet and Income Statement of the Company as of December 31, 1997 and for the year then ended ("1997 Financial Statements"), certifying that such Balance Sheet and Income Statement are in accordance with GAAP. The second installment of the Exchange Consideration shall be equal to the difference between (A) the Exchange Consideration based on the 1997 Financial Statements (for the period from January 1, 1997 through December 31, 1997, including adjustments as provided in Section 1.2.1), reduced by (B) the amount of the first installment of the Exchange Consideration actually paid to the Shareholders pursuant to Subsection 1.3.1(i) above. In the event that the second installment is a positive number, then Parent shall pay and deliver such amount to the Shareholders, and in the event that the second installment is a negative number, the Shareholders shall pay and deliver, pro-rata in accordance with their percentage ownership of the Company, the absolute value of such amount to the Parent.

                 1.3.2 Closing After Receipt of the 1997 Audit Report. If the Closing occurs after receipt of the 1997 Audit Report by Parent and the Company, all of the Exchange Consideration shall be paid and delivered by the Parent to the Shareholders on the IPO Closing Date based on revenue recognized by the Company, less adjustments as provided in Section 1.2.1, as reported on the Company's audited 1997 Financial Statements.

                 1.3.3 No Fractional Shares. Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 1.3, and if any Shareholder would be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, that Shareholder will be entitled to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to that Shareholder's fractional interest in a share of Parent Common Stock multiplied by the IPO Price.

                                2.  THE CLOSING

         2.1 Closing. A closing into Escrow ("Closing") will take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas at the time and on the day that the Parent and its underwriters agree on the IPO Price for shares of Parent Common Stock offered in the Parent's IPO (the "Pricing Date") as set forth in an executed underwriting agreement, but in no event later than April 23, 1998 (the "Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent ("Escrow Agent") under the Escrow Agreement set forth in Exhibit
2.1 hereto, the documents described in Sections 7.3 and 7.5 below. On the IPO Closing Date, such documents shall be delivered out of escrow to the parties designated to receive such documents under this Agreement in accordance with the Escrow Agreement, and Parent shall pay and deliver the Exchange Consideration to the Shareholders as prescribed in this Agreement.

         2.2 Delivery of Company Common Stock. Prior to the Closing, the Parent will deliver to each of the Shareholders a Letter of Transmittal, in substantially the form attached hereto as Exhibit 2.2, to be used by each Shareholder for surrendering to Parent certificates representing all the Company Common Stock in exchange for the right to receive the Exchange Consideration. On the Closing Date, certificates for all of the Company Common Stock held by each Shareholder will be delivered by such Shareholder to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.

                 2.2.1 Assignments of Company Common Stock. It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may be made on or after the date hereof other than as provided herein.

                 2.2.2 Payment In Full Satisfaction of All Rights. The delivery of the Exchange Consideration to the Shareholders with respect to their shares shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding shares.

                       3.  REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

         Each Shareholder separately, and with respect only to his matters and circumstances, hereby represents and warrants to the Parent that the following statements in Sections 3.1 through 3.3 and 3.25 are true and correct; and Brian
R. Blackmarr unqualifiedly, and each of the other Shareholders to the best of their knowledge, hereby represent and warrant to the Parent that the following statements in Sections 3.4 through 3.24 are true and correct.

         3.1 Stock Ownership. Exhibit 1.1 accurately sets forth the names of each Shareholder, the number of shares of Company Common Stock owned by each Shareholder, and the percentage of total outstanding shares of Company Common Stock owned by each Shareholder. Each Shareholder owns, beneficially and of record, with full power to vote, transfer and assign the number of shares of Company Common Stock set forth beside such Shareholder's name on Exhibit 1.1 and such shares are so held by the Shareholders free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit 1.1.

         3.2 Shareholder Authority. Each Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Shareholders (each a "Shareholder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes, and each Shareholder Related Document, when duly executed and delivered by each Shareholder who is a party thereto will constitute, legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         3.3     Shareholder Consents.  Except as provided on Schedule 3.3 and
Exhibit 1.1, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Shareholders of this Agreement or any Shareholder Related Document other than filings related to the IPO. The execution, delivery and performance by each Shareholder of this Agreement and the Shareholder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which such Shareholder is a party or by which such Shareholder or such Shareholder's assets or properties may be bound or affected or any law, rule or regulation applicable to such Shareholder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over such Shareholder.

         3.4 Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of the Company is conducted except where the failure to obtain such qualification or license will not have a Company Material Adverse Effect (as defined in Section 3.24 below). Except as disclosed on Schedule 3.4 of the Disclosure Schedule previously provided to the Parent by the Company ("Disclosure Schedule"), the Company does not own, of record or beneficially, directly or indirectly, any of the outstanding capital stock, voting interests or ownership interests in any corporation, partnership, joint venture, limited liability company, trust, limited partnership or other entity.

         3.5 Capitalization of the Company. The total authorized capital stock of the Company is 100,000 shares of Company Common Stock, no par value, of which 13,068 shares are issued and outstanding and held of record and beneficially by the Shareholders as set forth on Exhibit 1.1 hereto and none of which are held in the treasury of the Company. Each issued and outstanding share of Company Common Stock is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except for the shares of Company Common Stock owned beneficially and of record by the Shareholders as set forth on Exhibit 1.1 hereto, there are no outstanding shares of capital stock, convertible or exchangeable securities, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, the Company. Except as set forth in Exhibit 1.1, the Company has no liability, contingent or otherwise, to any person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any shares of capital stock, warrants, options or other equity or voting interests or securities of the Company.

         3.6 Company Authority. The Company has full right, power, legal capacity and authority to execute, deliver and perform all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Company (the "Company Related Documents") and to consummate the transactions contemplated thereby. All of the Company Related Documents, when duly executed and delivered by the Company, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         3.7 Company Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Company of the Company Related Documents.

         3.8 Intellectual Property. The Company owns or is licensed to use, and has sufficient rights to use, all trade names, trademarks, logos, service marks, copyrights, patents, writings, literary works, licenses, mask works, trade secrets, patented ideas, schematics, sketches, drawings, designs, notebooks, reports, memoranda, drafts, worksheets, formulas, processes, inventions, procedures, knowhow, computer software programs, computer technology, databases, operating systems, source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts, plans, documentation, manuals, production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, customer and supplier lists and data and other intellectual property (collectively "Intellectual Property") necessary for the operation of the Company's business as presently conducted and the marketing, sale, use and application of the services and products sold by the Company. Each item of such Intellectual Property will be owned or licensed to be used and available for use by the Company after the IPO Closing Date on the same terms and conditions as prior to Closing except that several of the licenses owned by the Company will terminate upon a change of the Company's name. None of the ownership, access to, or use of the Intellectual Property by the Company infringes on the rights of any other party and the Company's rights to the Intellectual Property are valid and enforceable. No person has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Intellectual Property rights of the Company. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of others, and the Company has not received any charge, complaint, demand or notice alleging any such interference, infringement, misappropriation or conflict.

         3.9 Title. Except as set forth in Schedule 3.9 of the Disclosure Schedule, the Company owns outright, and has full legal and beneficial title to all of its assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

         3.10 Defaults. Except as set forth on Schedule 3.10 of the Disclosure Schedule, neither the Company nor any Company Plan (as defined below) is in default under or in violation of, and the execution and delivery of the Agreement, the Company Related Documents and the Shareholder Related Documents and the consummation of the transactions contemplated hereby and thereby will not result in a default by the Company or any Company Plan under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any Company Plan, contract, agreement, lease, commitment or other instrument of any kind to which the Company or any Company Plan is a party or by which the Company or any Company Plan or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to the Company or any Company Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over the Company or any Company Plan, which default or violation could adversely affect the ability of the Company to consummate the transactions contemplated hereby or will have a Company Material Adverse Effect.

         3.11 Other Disclosures. The following disclosures pertaining to the Company are set forth in Schedule 3.11 of the Disclosure Schedule. Such disclosures are complete and accurate.

                 (i) Schedule 3.11(i) is a list of the products of the Company and all product registrations used by the Company, including all products licensed by the Company to customers and products licensed to the Company from licensors, and a description of the parties to and principal terms of such license arrangements, and a list of all material safety data sheets, toxicology studies and environmental studies of the Company.

                 (ii) Schedule 3.11(ii) is a list of the names, titles, start dates and current annual salary and wage rates of all salaried and hourly regular full-time and part-time employees of the Company as of the date hereof, together with a summary of the bonuses, additional compensation and other like benefits and any decrease in compensation, if any, paid or payable to each employee during the twelve months prior to the date hereof, and the last date on which each employee received (a) any change in annual salary or hourly wage and (b) any bonus or additional compensation or benefits.

                 (iii) Schedule 3.11(iii) includes the legal descriptions of all real property owned in fee or leased as lessee by the Company and a list of documents reflecting any other real property interests owned of record or beneficially or leased as lessee by the Company.

                 (iv) Schedule 3.11(iv) includes (a) a list of assets owned by the Company as of the date hereof which have been capitalized and have an unamortized value of $5,000 or more, including vehicles and rolling stock, (b) a list of all leased equipment of the Company, including leased vehicles and rolling stock and (c) the Company's most recent depreciation schedule with respect to the assets of the Company. The Shareholders represent and warrant that all of the machinery, equipment, vehicles and rolling stock of the Company are in good working order and condition, ordinary wear and tear excepted.

                 (v) Schedule 3.11(v) is a list of raw materials or other property located at any property owned or leased as lessee by the Company, that has been consigned to the Company, or is otherwise owned by a third party, and has a market value exceeding $5,000.

                 (vi) Attached to and listed on Schedule 3.11(vi) is each policy of insurance maintained by the Company together with information on premiums, coverages, insurers, expiration dates and deductibles, an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. The Shareholders represent and warrant that (a) such insurance is currently in full force and effect, (b) the Company's insurance has never been canceled, (c) the Company has never been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period, (d) such coverage is adequate in character and amount and (e) such coverage is placed with financially sound and reputable insurers unaffiliated with either the Shareholders or the Company.

                 (vii) Schedule 3.11(vii) is a list of each bank, brokerage firm, trust company or other financial institution in which the Company has an account and the identity of each such account, and each bank in which the Company has a safe deposit box, together with the names of all persons authorized to draw on any such account or have access to any such safe deposit box.

                 (viii) Schedule 3.11(viii) is a list and summary description of, or copies of, all governmental licenses and permits of the Company.

                 (ix) Schedule 3.11(ix) is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of the Company or a lien or claim on any of its assets (other than unsecured trade accounts payable incurred in the ordinary course of business) and each claim, lawsuit, investigation, audit or legal proceeding involving the Company or any of its assets.

                 (x) Schedule 3.11(x) is a list of all of the Company's Intellectual Property and a description of all license fees and royalties (including the basis of calculation thereof) required to be paid now or in the future by the Company for the use of any of its Intellectual Property.

                 (xi) Schedule 3.11(xi) is a list naming each Company Contract (as defined below). The Shareholders represent and warrant that: (a) none of the Company's customers or suppliers have canceled or substantially reduced, or are currently attempting or threatening to cancel or substantially reduce, service or products; (b) except to the extent set forth on Schedule 3.11(xi), the Company has complied with all commitments and obligations and is not in default under any such contracts and agreements, no notice of default has been received by the Company, and the Company is not aware of any defaults by customers, suppliers and other parties to such contracts and agreements; (c) the Company has not experienced labor interruptions over the past three years and the Shareholders consider the relationship between the Company and its employees to be good; and (d) the Company has never been a party to any governmental contracts subject to price redetermination or renegotiation. The term "Company Contract" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement of the Company in effect on the date hereof (a) involving the expenditure or receipt of more than $10,000 over the term thereof, (b) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) requiring the Company to indemnify or hold harmless any other person or entity, (e) evidencing any warranty obligation of the Company with respect to goods, services or products sold or leased by it, (other than warranties given in the ordinary course of business),
(f) imposing on the Company any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of the Company, or a merger of the Company into another entity, or (g) involving collective bargaining or agreements with any labor union or employee group.

                 (xii) Schedule 3.11(xii) is a list of all powers of attorney presently in effect granted by the Company and all investments of the Company in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity.

                 (xiii) Schedule 3.11(xiii) is a list of all obligations, contingent or otherwise, covering any of the Company's employees under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee pension benefit plan" as defined in Section 3(2) of ERISA or any other pension, retirement, profit sharing, stock option, stock purchase, bonus, fringe benefit, incentive, vacation, savings plan, health, welfare or other employee or former employee benefit plan, program, policy or arrangement (collectively referred to as "Company Plans").

         3.12 Investment Company. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of

1940, as amended, or a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.13    Financial Statements.  The Shareholders have listed on
Schedule 3.13 of the Disclosure Schedule and have delivered to the Parent copies of the following audited financial statements of the Company: Balance Sheets as of September 30, 1996 and 1997, and Statements of Operations, Stockholders Deficit and Cash Flows for the years ended September 30, 1995, 1996 and 1997. Such financial statements are collectively referred to herein as "Company Financial Statements". September 30, 1997 is herein referred to as the "Balance Sheet Date." The Company Financial Statements, except as described in the notes thereto, have been prepared from the Company's records in accordance with GAAP. The Company Financial Statements present accurately and fairly in all material respects the financial condition of the Company as of the dates indicated thereon, and present accurately and fairly in all respects the results of the Company's operations for the periods indicated thereon. The Company Financial Statements do not omit any liabilities or obligations of a type which should be included in or reflected in such financial statements in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements, or in Schedule 3.14 of the Disclosure Schedule.

         3.14 Undisclosed Liabilities. To the best knowledge of Shareholders and the Company, except as and to the extent disclosed in Schedule
3.14 of the Disclosure Schedule or in the Company Financial Statements, the Company has no liabilities or obligations of any nature (whether absolute, contingent or otherwise). In the case of any liabilities which are not fixed, an estimate of the maximum amount which may be payable is set forth on Schedule
3.14 of the Disclosure Schedule.

         3.15    Tax Matters.

                 (i) All federal, state, local and foreign tax returns required to be filed by the Company (and, if applicable, its subsidiaries) prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are correct and complete. The Shareholders have delivered to Parent, and Schedule 3.15(i) of the Disclosure
Schedule includes, correct and complete copies of all federal, state, local and foreign income tax returns filed by, examination reports received by, and statements of deficiencies asserted against or agreed to by the Company (and, if applicable, its subsidiaries) since January 1, 1991. The Company (including any of its subsidiaries) is not currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 3.15(i) of the Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company (including any of its subsidiaries) by any governmental authority.

                 (ii) All federal, state, local and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or properly accruable by the Company (including any of its subsidiaries) have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company

Financial Statements with respect to all taxable periods ending on or prior to the date hereof and interim periods through the date hereof.

                 (iii) The Company (including any of its subsidiaries) has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986 ("Code") concerning collapsible corporations. The Company (including any of its subsidiaries) and each of the Shareholders is not a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any "excess parachute payment" within the meaning of
Section 280G of the Code. None of the assets of the Company (including any of its subsidiaries) is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of such provisions.

                 (iv) The Company (including any of its subsidiaries) is not a party to any Tax allocation or sharing agreement. The Company (including any of its subsidiaries): (A) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company); and (B) does not have any liability for the taxes of any person (other than the Company or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (v) Schedule 3.15(v) of the Disclosure Schedule sets forth the following information with respect to the Company (including any of its subsidiaries) as of the most recent practicable date: (A) the basis of the Company (and any of its subsidiaries) in its assets; (B) the basis of the stockholder(s) of any subsidiary of the Company in its stock of the subsidiary (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company (and any of its subsidiaries); and (D) the amount of any deferred gain or loss allocable to the Company (or any of its subsidiaries) arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).

                 (vi) The Company (including any of its subsidiaries) has not waived any statute of limitations, or agreed to any extension of time with respect to an assessment or deficiency, with respect to any Taxes.

                 (vii) The amount of Company's (including any of its subsidiaries) liability for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) solely with respect to Company as of the date of this Agreement, and the amount of Company's liability for unpaid Taxes for all periods ending on or before the IPO Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the face of the Company Financial Statements.

                 (viii) With respect to the qualification of the Exchange as an exchange transaction within the meaning of Section 351 of the Code, there is no specific plan or intention on the part of any Shareholders to sell, exchange or otherwise dispose of any shares of Parent Common Stock received in the Exchange.

         3.16 Full Authority. The Company has full power, authority and legal right and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law (as defined below)) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and the Company Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Company Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Company Material Adverse Effect. The term "Environmental Law" means any law, rule, regulation, approval, decision, decree, ordinance, by-law having the force of law or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, which relate to (i) noise; (ii) pollution or protection of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, use, processing, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

         3.17 Legal Actions. Except as described in Schedule 3.17 of the Disclosure Schedule, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the best knowledge of the Company or the Shareholders threatened, which involves or may involve the Company or its now or previously owned or operated assets, operations, properties or businesses.

         3.18 Company Contracts, Company Plans. Neither the Company nor any other party thereto is in default under or in violation of any Company Contract or Company Plan.

         3.19 Access. The Company has cooperated fully in permitting the Parent and the Parent's lenders, underwriters and placement agents and their respective representatives to make a full investigation of the properties, operations and financial condition of the Company; and afforded the Parent and the Parent's lenders, underwriters and placement agents and their respective representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of the Company.

         3.20 No Material Adverse Change. Except as specifically set forth on Schedule 3.20 of the Disclosure Schedule, since the Balance Sheet Date, there has not been: (a) any change in the Company's Articles of Incorporation or Bylaws, (b) any material adverse change of any nature whatsoever in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of the Company; (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company; (d) any change in the authorized capital of the Company or in its securities outstanding or any change in its ownership interests; (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company; (f) any contract or commitment entered into by the Company or any incurrence by the Company or agreement by the Company to incur any liability or make any capital expenditures in excess of $3,000, except in the normal course of business; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to the Shareholder) or any event or condition of any character materially adversely affecting the business of future prospects of the Company; (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except as set forth in Schedules 3.11(ix), 3.11(xi) and 3.14 of the Disclosure Schedule; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Shareholders and their respective affiliates; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including, without limitation, any indebtedness or obligation of the Shareholders or any of their affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Company; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of the Company; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Company is a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Balance Sheet Date, current liabilities incurred since the Balance Sheet Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or (s) any transaction by the Company outside the ordinary course of its business or prohibited hereunder.

         3.21 Subsidiaries; Predecessors. Schedule 3.21 of the Disclosure Schedule lists the name of the Company's subsidiaries and the securities of any other corporation, partnership, firm, association or business organization, entity or enterprise owned by the Company or any of the Company's subsidiaries. Except as disclosed in Schedule 3.21 of the Disclosure Schedule, all the issued shares of the capital stock of the subsidiaries of the Company are directly or ultimately owned by the Company, free and clear of all liens, encumbrances or adverse claims of every kind. All such shares are duly and validly authorized and issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any past or present stockholder. Also set forth in Schedule 3.21 of the Disclosure Schedule is a listing of all names under which the Company has done business as well as the names of all predecessors of the Company, including the names of any entities from which the Company previously acquired significant assets.

         3.22    Affiliate Relationships.

                 (i) Except as set forth on Schedule 3.22 of the Disclosure Schedule, neither the Shareholders nor any affiliate of the Shareholders, and no director, officer or employee of or consultant to the Company owns, directly or indirectly, in whole or in part, any property, assets or right, tangible or intangible, which is associated with any property, asset or right owned by the Company or which the Company is operating or using or the use of which is necessary for its business. Also included in Schedule 3.22 of the Disclosure Schedule is the disclosure of any relationships which any Shareholder or any director, officer, employee, agent or consultant of the Company has with any other corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor (based upon the nature of such potential competitor's business as of the Closing Date), supplier or customer of the Company.

                 (ii) The term "affiliate" means with respect to any person, any other person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         3.23 Disclosure. No representation or warranty by the Company or any Shareholder in the Agreement (including the Exhibits hereto) and no statement contained in the Disclosure Schedule or any certificate delivered by the Company or the Shareholders to the Parent pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         3.24 Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Company in an amount of $25,000 or more.

         3.25    Restricted Securities.

                 (1) Each Shareholder acknowledges that the shares of Parent Common Stock to be acquired by the Shareholder hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for the Shareholder's own account for investment and not with a view to the distribution thereof, and the Parent Common Stock will be subject to the Stock Transfer Restriction Agreement in Exhibit 7.3.2 hereto.

                 (2) Each Shareholder and its representatives have the knowledge and experience in financial and business matters to enable them to evaluate the merits and risks of entering this Agreement and the transactions contemplated hereby and acquiring shares of Parent Common Stock.

                 (3) Each Shareholder is able to bear the economic risks of its investment in the Parent Common Stock, including the risk of a loss of the value of the Parent Common Stock.

                 (4) Each Shareholder has been represented by legal counsel in this transaction and such Shareholder and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Parent.

                 (5) Each Shareholder has received a Confidential Private Placement Memorandum ("PPM") concerning the Parent and an investment in shares of Parent Common Stock, and such Shareholder and its representatives have been given such access to all documents, books and additional information concerning Parent which they have requested regarding Parent.

                 (6) Each Shareholder and its representatives have conducted such investigations in making a decision to approve this Agreement and the transactions contemplated hereby as they have deemed necessary and advisable.

                 (7) Each Shareholder acknowledges and agrees that the Parent Common Stock to be issued to such Shareholder may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws and the Stock Transfer Restriction Agreement in Exhibit 7.3.2 hereto.

                       4.  REPRESENTATIONS AND WARRANTIES
                                 OF THE PARENT

         The Parent hereby represents and warrants to the Shareholders as follows:

         4.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified or licensed asa foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a Parent Material Adverse Effect (as defined in Section 4.12 below).

         4.2 Capitalization of the Parent. The total authorized capital stock of Parent is as set forth and described in Parent's Confidential Private Placement Memorandum ("PPM") delivered to Shareholders in connection with the transactions contemplated by this Agreement. The outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and non-assessable.

         4.3 Authority. The Parent has the requisite, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "Parent Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Parent and constitutes, and all the Parent Related Documents, when executed and delivered by the Parent will constitute, legal, valid and binding obligations of the Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         4.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Parent of this Agreement or the Parent Related Documents or the consummation by the Parent of the transactions contemplated hereby, except as may be described in the PPM and except for the filing of the Parent's registration statement with respect to the IPO ("Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required pursuant to, state securities or "blue sky" laws in connection with the IPO.

         4.5 Defaults. The Parent is not in default under or in violation of, and the execution, delivery and performance of this Agreement and the Parent Related Documents and the consummation by the Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which the Parent is a party or by which the Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to the Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over the Parent, which default or violation prevents the Parent from consummating the transactions contemplated hereby or is reasonably likely to have a Parent Material Adverse Effect.

         4.6 Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.7 Financial Statements. The Parent has provided certain financial statements to the Shareholders in the PPM ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

         4.8 Taxes. The Parent has either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character for such taxes, attributable or relating to the properties and business of the Parent.

         4.9 Full Authority. The Parent has the corporate power and authority and has obtained all licenses, permits, qualifications, and other documentation (including permits required under applicable environmental law) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, except such licenses, permits, qualifications or other documentation, the failure to obtain which is not reasonably likely to result in a Parent Material Adverse Effect, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including environmental law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts that would give rise to a violation thereof or a liability or default thereunder that is reasonably likely to have a Parent Material Adverse Effect.

         4.10 Access. The Parent has cooperated fully in permitting the Shareholders and their representatives to make a full investigation of the properties, operations and financial condition of the Parent and has afforded the Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Parent.

         4.11 Disclosure. No representation or warranty by the Parent in this Agreement, and no statement contained in any certificate delivered by the Parent to the Shareholders pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         4.12 Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Parent and its consolidated subsidiaries, taken as a whole in an amount of $25,000 or more.

              5.  CERTAIN COVENANTS AND AGREEMENTS OF SHAREHOLDERS

         The Shareholders further jointly and severally agree with the Parent that from the date hereof through the Closing Date:

         5.1 Conduct of Business. The Shareholders shall cause the Company to conduct its operations according to its ordinary and usual course of business to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. The Shareholders agree to cause representatives of the Company to confer with representatives of the Parent to keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated herein or agreed to in writing by Parent, the Shareholders will cause the Company to:

                 (i) carry on its business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

                 (ii) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

                 (iii) perform all of its obligations under all debt and lease instruments and other agreements (including the Company Contracts) relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when their bills are due consistent with past practices in the ordinary and prudent course of business and pay in full all payroll obligations when due;

                 (iv) keep in full force and effect its present insurance policies or other comparable insurance coverage;

                 (v) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and other having business relations with the Company;

                 (vi) refrain from effecting any change in the capital structure of the Company and from incurring any expenditures outside the ordinary course of business;

                 (vii) refrain from starting or acquiring any new businesses;

                 (viii) refrain from adding or deleting personnel outside the ordinary course of business and maintain its present salaries and commission levels for all officers, directors, employees or agents, except for the usual and customary merit increases for employees;

                 (ix) refrain from declaring or paying any bonuses, fees, extraordinary commissions, dividends or any other distributions to the Shareholders, directors, management, sales agents, employees or other personnel inconsistent with past practice;

                 (x) promptly notify the Parent of the receipt by it or any Shareholder of any notice or claim, written or oral, of (a) default or breach by the Company under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) of cancellation, of any Company Contract, (b) any loss of, damage to or disposition of, any of the properties, assets or the products of the Company of a value of $10,000 or more, singly or in the aggregate (other than the sale or use of inventories in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by the Company or of which any Shareholder obtains knowledge in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale or use of inventories in the ordinary course of business), businesses or outstanding capital stock or other ownership or voting interests of the Company;

                 (xi) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a Company Material Adverse Effect;

                 (xii) refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business);

                 (xiii) refrain from any purchase or redemption of any capital stock, other ownership interest or other voting interest of the Company and refrain from issuing any capital stock or other ownership interest;

                 (xiv) refrain from making any change in any accounting principle, classification, policy or practice;

                 (xv) refrain from effecting any amendment to the certificate or articles of incorporation or bylaws or other governing instruments of the Company;

                 (xvi) refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof;

                 (xvii) maintain and comply with its debt and lease agreements and instruments (except those that expire on their stated maturity or lease termination dates); refrain from entering into any amendment thereto or new debt or lease agreements or instruments except for the renewal of existing agreements or the replacement thereof with agreements with similar or more favorable terms; refrain from increasing any indebtedness for borrowed money or issuing or selling any debt securities or letters of credit; and refrain from making any payments of any indebtedness or interest or other amounts thereon or with respect thereto (other than regularly scheduled principal and interest payments and payments of principal, interest and fees under revolving lines of credit);

                 (xviii) manage working capital in the ordinary course consistent with past practice and refrain from introducing any new method of management or operation, providing any discounted services or products, discounting any receivables or taking any action to accelerate payment of any receivable prior to its due date (except in the ordinary course of business consistent with past practices); and

                 (xix) refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement (a) involving the receipt or expenditure of more than $25,000 over the term thereof (other than consulting or service contracts with customers entered in the ordinary course of business), (b) containing provisions calling for the sale or purchase of raw materials, product or service at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third-party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) with any officer, director, shareholder or affiliate of the Company, (e) requiring the Company to indemnify or hold harmless any other person or entity (other than consulting or service contracts with customers entered in the ordinary course of business), (f) evidencing any warranty obligation of the Company with respect to goods, services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect), or (g) imposing on the Company any confidentiality, non-disclosure or non- compete obligation (other than consulting or service contracts with customers entered in the ordinary course of business).

         5.2 Cooperation. Each Shareholder will cooperate fully with the Parent, and will cause the Company to cooperate fully with the Parent, as to arrangements for the consummation of the transactions contemplated hereby in an orderly fashion.

         5.3 Filings, Etc. Each Shareholder will make, and cause the Company to make, all filings which are required to be made by them to lawfully consummate the transactions contemplated hereby.

         5.4 Access. The Shareholders will, and will cause the Company to, cooperate fully in permitting the Parent and the Parent's lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, auditors, engineers and other experts to make a full investigation of the properties, operations and financial condition of the Company and will afford the Parent and the Parent's lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, auditors, engineers and other experts reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of the Company. Without limitation of the foregoing, the Shareholders and the Company shall provide the Parent with such reasonably available financial information (and schedules with respect thereto) with respect to the Company as the Parent may reasonably request and will cooperate with and assist representatives of the Parent in the preparation of such financial information (and any opinions or reports with respect thereto) with respect to the Company as the Parent may reasonably request. Notwithstanding the above, the Parent and its respective lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, engineers and other experts shall incur no liability with respect to control, operation or management (or alleged control, operation or management) of the Company as a result of the covenants in this Section 5.4.

         5.5 Satisfaction of Conditions. The Shareholders shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in this Agreement to the extent that such satisfaction is within their control; provided, however, that this Section 5.5 shall not be construed to limit the rights of the Company to terminate this Agreement as provided in Article 9 of this Agreement.

         5.6 Capital Budget. Exhibit 5.6 hereto contains the budgeted capital expenditures of the Company from July 1, 1997 through December 31, 1998. Unless otherwise consented to by the Parent, the Company will make capital expenditures in accordance with such budget and shall not make any additional capital expenditures.

         5.7 Exclusivity. The Shareholders shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any negotiations or discussions regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of any such acquisition. The Shareholders will (and shall cause the Company to) promptly notify the Parent if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         5.8 Agreements of Shareholders to be Effective Upon Closing. Effective upon Closing, and without further action on the part of any party or other person, each Shareholder covenants and agrees as follows:

                 5.8.1    Covenant Not to Compete.

                 (i) For the consideration specified in this Agreement and in recognition that the covenants by the Shareholders in this Section are a material inducement to the Parent to enter into and perform this Agreement, (a) each Shareholder who is not an employee of the Company prior to the date hereof agrees that during the one- year period after the Closing Date, Shareholder will comply with the provisions of
         Section 5.8.1(ii) below, and (b) each Shareholder who is an employee of the Company agrees to comply with the provisions of Section 5.8.1(ii) below until the date which is the later to occur of two years after the Closing Date or one year from and after the date of termination of such Shareholder's employment by the Company regardless of the reason for such termination.

                 (ii) Each Shareholder agrees that for the applicable time period in Section 5.8.1(i) above ("Restricted Period"), such Shareholder will not represent, engage in or carry on, directly or indirectly, any business with any person or entity who was a customer or client of the Company during the one year period preceding the beginning of the Restricted Period (or any customer or client of an affiliate of the Company for which the Shareholder has materially assisted such affiliate in serving such customer or client ("Assisted Affiliate")) or any business within 100 miles of the city or county limits of any city or county in the United States or foreign countries where the Company or any Assisted Affiliates has an office or in which the Company provides services which produce Company revenues of an amount equal to 2% or more of the Company's revenues for the twelve complete calendar months preceding the time of termination, which business competes with any business, services or products produced, sold, conducted, developed, or in the process of development by the Company or jointly by the Company and an Assisted Affiliate, including any business that involves the furnishing of information technology services that are the type of services furnished by the Company, either for himself, as a member or equity owner of a partnership or limited liability company, or as a shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly- held company whose gross revenues exceed $100 million), investor, owner, officer, or director of a company or other entity, or as an employee, agent, trustee, manager, associate or consultant of any person, partnership, corporation or other entity.

                 (iii) Each Shareholder agrees that the limitations set forth herein on such Shareholder's rights to compete with the Parent and its affiliates as set forth above are reasonable and necessary for the protection of Parent and its affiliates. In this regard, each Shareholder specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on the Shareholder's activities specified herein, are reasonable and necessary for the protection of the Parent and its affiliates. Each Shareholder agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                 (iv) Each Shareholder agrees that the remedy at law for any breach by such Shareholder of this Section 5.8.1 will be inadequate and that the Parent shall be entitled to injunctive relief.

                 5.8.2 Release. Effective as of the Closing Date, the Shareholders do hereby (i) release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Shareholders hereunder, except for salary and benefits payable to a Shareholder as an employee in the ordinary course of business; (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

         5.9 Shareholder Indebtedness and Receivables. On or prior to Closing, the Shareholders shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Shareholder to the Company and the Company shall pay in full in cash all accounts payable, notes payable and advances payable by the Company to any Shareholder.

                             6.  CERTAIN AGREEMENTS

         The parties hereto further agree as follows:

         6.1 Audit. Prior to Closing, at the expense of Parent, Deloitte & Touche LLP may complete an audit of the Company through December 31, 1997, and such additional review work as may be requested by the Parent through and including the Closing Date (or other periods subsequent to December 31, 1997), and provide its report to the Parent and the Shareholders.

         6.2 Company Plans. Except as otherwise provided in this Agreement, the Company Plans (within the meaning of Section 3.11 (xiii) hereto), in effect at the date of this Agreement, shall remain in effect unless otherwise determined by Parent after the Closing Date.

         6.3 Confidentiality. Prior to the Closing Date, none of the Parent, the Company or the Shareholders will disclose the terms of this Agreement or the Exchange to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Company may make appropriate disclosures of the general nature of the Exchange to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Parent may disclose pertinent information regarding the Exchange to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, financing related to the IPO or other offerings of its securities may describe this Agreement and the transactions contemplated hereby in any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of the Exchange and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to written employee presentations concerning the prospective Exchange.

         6.4 Tax-Free Exchange. Unless the other parties shall otherwise agree in writing, none of the Shareholders, the Parent or the Company shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Exchange as an exchange within the meaning of Section 351 of the Code.

         6.5     Certain Tax Matters.

                 6.5.1 Tax Periods Ending on or Before the IPO Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule, attachment, or amendment thereto ("Tax Returns") for the Company (including any of its subsidiaries) for all periods ending on or prior to the IPO Closing Date which are filed after the IPO Closing Date. Parent shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Shareholders. Shareholders shall reimburse Parent for Taxes of the Company (including any of its subsidiaries) with respect to such periods within fifteen
(15) days after payment by Parent or the Company (including any of its subsidiaries) of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company Financial Statements.

                 6.5.2    Cooperation on Tax Matters.

                 (i) Parent, Company (including any of its subsidiaries) and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company (and any of its subsidiaries) and Shareholders agree: (A) to retain all books and records with respect to Tax matters pertinent to Company (including any of its subsidiaries) relating to any taxable period beginning before the IPO Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company (including any of its subsidiaries) or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

                 (ii) Parent and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (iii) The Company and each of the Shareholders shall cooperate fully in the preparation and delivery to Parent and its counsel of tax certificates, representations, or similar documents that may be reasonably necessary or appropriate in connection with the preparation of tax opinions or other items regarding the tax matters impacting this Agreement, the Parent, or the Company that are prepared with respect to the IPO.

                 6.5.3 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Company (including any of its subsidiaries) shall be terminated as of the IPO Closing Date and, after the IPO Closing Date, Company (including any of its subsidiaries) shall not be bound thereby or have any liability thereunder.

         6.6 Sale of Motor Vehicles. The Shareholders agree to cause the Company to effect the sale of any Company-owned motor vehicle primarily used by an executive management employee to such employee prior to the Closing at a price equal to the depreciated book value of the vehicle as included in the Company financial statements at the time of purchase.

         6.7 Positions of Mr. Blackmarr. The parties hereto shall take such steps as are appropriate to cause Brian R. Blackmarr to continue as President and Chief Executive Officer of the Company in accordance with the terms of an Employment Agreement between the Company and Mr. Blackmarr pursuant to Section 7.3.3 hereof. Parent shall use its commercially reasonable efforts to influence the shareholders of Parent to elect Mr. Blackmarr to Parent's Board of Directors as promptly as reasonably possible after the Closing.

         6.8 Release of Certain Assets and Guaranties. As soon as reasonably possible after the Closing and in any event not later than six months thereafter, Parent shall take such steps as are necessary to release the assets of the Shareholders or the personal guaranties of the Shareholders as described on Exhibit 6.8 hereto from any security interest granted in such assets or any guaranty to secure the performance of obligations of the Company as such security interests, guaranties and obligations are described on Exhibit
6.8 hereto; and until such releases are acquired, Parent shall indemnify the Shareholder from any loss, payment, cost or expense incurred by the Shareholders with respect to paying any obligations to the secured party or guaranteed party based on such security interests or guaranties.

         6.9 Parent Insurance. Prior to the Closing, Parent and its Board of Directors shall obtain and put in place reasonable and customary insurance coverage for errors, omissions and/or negligence covering the actions and activities of its officers and directors.

         6.10 Parent Stock Option Plan. Prior to or within six (6) months of the IPO Closing Date, Parent shall use its commercially reasonable efforts to adopt an employee stock option plan in which key Company employees may participate.

         6.11 Continuation of Company Name. For at least one year from the IPO Closing Date and if Brian R. Blackmarr is employed by the Company or the Parent, the name of the Company shall remain as Brian R. Blackmarr and Associates, Inc. Within two months after the date that Brian R. Blackmarr is no longer employed by Company or Parent, the name of the Company shall be changed so as not to use the name "Blackmarr."

                  7.  CONDITIONS PRECEDENT; CLOSING DELIVERIES

         7.1 Conditions Precedent to the Obligations of the Parent. The obligations of the Parent to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Parent in writing to the extent permitted by applicable law. Provisions in this Section 7.1 requiring the delivery of documents and certificates to Parent shall be deemed satisfied by the delivery of such materials to the Escrow Agent for later release to Parent upon satisfaction of the conditions contained in the Escrow Agreement.

                 7.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement, and the Disclosure Schedule referred to herein and the Exhibits provided by the Shareholders pursuant to this Agreement or in any closing certificate or document delivered to the Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Shareholders shall have delivered to the Parent a certificate to that effect.

                 7.1.2 Performance of Covenants. The Shareholders shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Shareholders shall each have delivered to the Parent a certificate to that effect.

                 7.1.3 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or the Shareholders which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement,
(ii) to have a Company Material Adverse Effect or (iii) to have a Parent Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement, and the Shareholders shall each have delivered to the Parent a certificate to that effect.

                 7.1.4 Approvals. The Shareholders shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Company Related Documents and the Shareholder Related Documents) by the Shareholders prior to the Closing Date, and Shareholders shall have delivered to the Parent a certificate to that effect.

                 7.1.5 Closing Deliveries. All documents required to be executed or delivered at Closing by the Shareholders pursuant to Section 7.3 of this Agreement shall have been so executed and delivered.

                 7.1.6 No Loss or Damage. No loss or damage which could reasonably be expected to have a Company Material Adverse Effect shall have occurred on or prior to the Closing Date to any of the properties or assets of the Company.

                 7.1.7 Licenses, etc. The Company shall have obtained all such licenses and permits as are legally required for the continued operation of the business after the IPO Closing Date, except such licenses and permits, the absence of which will not have a Company Material Adverse Effect.

                 7.1.8 No Material Adverse Change. Since the Balance Sheet Date, there shall not have been any event that in the reasonable judgment of the Parent adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of the Company.

                 7.1.9 Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered.

         7.2 Conditions Precedent to the Obligations of the Shareholders and the Company. The obligations of the Shareholders to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived in writing by Brian R. Blackmarr. Provisions in this
Section 7.2 requiring the delivery of documents and certificates to the Shareholders shall be deemed satisfied by the delivery of such materials to the Escrow Agent for later release to Shareholders upon satisfaction of the conditions contained in the Escrow Agreement.

                 7.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Parent contained in this Agreement or in any closing certificate or document delivered to the Shareholders pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Parent shall have delivered to the Shareholders a certificate to that effect.

                 7.2.2 Performance of Covenants. The Parent shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the Parent shall have delivered to the Shareholders a certificate to such effect.

                 7.2.3 Approvals. The Parent shall have procured prior to the Closing Date all of the consents, approvals and waivers required of it for entering into this Agreement without violating any requirements to which it is subject, and the Parent shall deliver to the Shareholders a certificate to that effect.

                 7.2.4 Closing Deliveries. All documents and payments required to be executed, delivered or tendered at Closing by the Parent pursuant to Section 7.5 of this Agreement shall have been so executed, delivered or tendered.

         7.3 Deliveries by the Shareholders at the Closing. In accordance with Section 2.1 above, at the Closing, simultaneously with the deliveries by the Parent specified in Section 7.5 below, and in addition to any deliveries required to be made by the Shareholders pursuant to any other transaction document at the Closing, the Shareholders shall deliver or cause to be delivered to the Escrow Agent the following:

                 7.3.1 Closing Certificates. The Shareholders shall deliver the certificates required pursuant to Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4.

                 7.3.2 Stock Transfer Restriction Agreement. Each Shareholder shall execute and deliver a Stock Transfer Restriction Agreement on the Closing Date substantially in the form set forth in Exhibit 7.3.2.

                 7.3.3 Employment Agreements. Each employee of the Company specified on Exhibit 7.3.3. shall execute and deliver an Employment Agreement with the Company on the Closing Date substantially in the form of the applicable form of the three forms of Employment Agreement set forth in Exhibit 7.3.3A, as stated by employee's name on Exhibit 7.3.3.

                 7.3.4 Opinion of Counsel for the Shareholders and the Company. The Shareholders shall deliver the favorable opinion of Hill & Metzger, PLLC, counsel to the Shareholders and the Company, dated as of the Closing Date, substantially in the form and to the effect set forth in Exhibit
7.3.4 attached hereto.

                 7.3.5 Documents, Stock Certificates. The Shareholders shall execute and deliver, and shall cause the Company to execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or its officers or directors or any Shareholder at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement. Stock Certificates representing all of the outstanding Company Common Stock and properly executed and completed Letters of Transmittal shall be delivered by the Shareholders to the Escrow Agent.

         7.4 No Waiver by Parent. The consummation of the Closing shall not be deemed to be a waiver by the Parent or the Company of any of their rights or remedies against the Shareholders hereunder for any breach of warranty, covenant or agreement by the Shareholders herein irrespective of any knowledge of or investigation made by or on behalf of the Parent; provided, however, that if the Shareholders shall disclose in writing to the Parent prior to the Closing Date a specified breach of a specifically identified representation, warranty, covenant or agreement of the Shareholder herein, and requests a waiver thereof by the Parent, and the Parent shall waive any such specifically identified breach in writing prior to the Closing Date, the Parent and the Company, for themselves and for each Parent Indemnified Party (as defined below) shall be deemed to have waived their respective rights and remedies hereunder for, and the Shareholders shall have no liability with respect to, any such specifically identified breach, to the extent so identified by the Shareholders and so waived by the Parent.

         7.5     Deliveries by the Parent at the Closing.  In accordance with
Section 2.1 above, at the Closing, simultaneously with the deliveries by the Shareholders specified in Section 7.3 above, and in addition to any other deliveries to be made by the Parent pursuant to any other transaction document at the Closing, the Parent shall deliver or cause to be delivered to the Escrow Agent the following:

                 7.5.1 Closing Certificates. The Parent shall deliver the certificates required pursuant to Sections 7.2.1, 7.2.2, and 7.2.3.

                 7.5.2 Opinion of Counsel for the Parent. The Parent shall deliver the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Parent, dated as of the Closing Date, substantially in the form and to the effect set forth in Exhibit 7.5.2.

                 7.5.3 Exchange Consideration. Parent shall execute and deliver this Agreement as evidence of its obligation to deliver the Exchange Consideration to the Shareholders at the IPO Closing Date.

         7.6 No Waiver. The consummation of the Closing shall not be deemed to be a waiver by the Shareholders of any of their rights or remedies hereunder for breach of any warranty, covenant or agreement herein by the Parent irrespective of any knowledge of or investigation with respect thereto made by or on behalf of any Shareholder; provided, however, that if the Parent shall disclose in writing to the Shareholders prior to the Closing a specified breach of a specifically identified representation, warranty, covenant or agreement of the Parent contained herein by the Parent, and requests a waiver thereof by the Shareholders, and the Shareholders shall waive any such specifically identified breach in writing prior to the Closing, the Shareholders shall be deemed to have waived their rights and remedies hereunder for, and the Parent shall have no liability or obligation to the Shareholders with respect to, any such specifically identified breach, to the extent so identified by the Parent and waived the Shareholders.

         7.7 Conditions Precedent to Completion of the Closing. The obligations of the parties to consummate the share exchange transaction under this Agreement on the IPO Closing Date are subject to the satisfaction of each of the following conditions (unless waived by each of the parties in writing):

                 7.7.1 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or the Shareholders which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement,
(ii) to have a Company Material Adverse Effect or (iii) to have a Parent Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement.

                 7.7.2 IPO. The Parent shall have completed the IPO on terms described in the Registration Statement, and the net proceeds thereof shall have been received by the Parent.

         7.8 Delivery of Exchange Consideration on the IPO Closing Date. On the IPO Closing Date, the Parent shall deliver the portion of the Exchange Consideration due to the Shareholders at that time, and the Escrow Agent shall release and deliver all documents and certificates held in escrow to the appropriate parties.

                         8.  SURVIVAL, INDEMNIFICATIONS

         8.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Shareholders and the Company herein and in the Shareholder Related Documents and the Company Related Documents, other than those in Sections 3.9 and 3.15, shall survive for a period of 24 months after the date hereof and the representations and warranties of the Shareholders and the Company contained in Sections 3.9 and 3.15 shall survive for the maximum period permitted by applicable law. The representations and warranties of the Parent herein and in the Parent Related Documents shall survive for a period of 24 months after the date hereof. The periods of survival of the representations and warranties as stated above in this Section
8.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         8.2     Indemnification.

                 8.2.1 Parent Indemnified Parties. Subject to the provisions of Sections 8.1 and 8.3 hereof, the Shareholders shall indemnify, save and hold harmless the Parent, the Company and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Parent Indemnified Parties") from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                 (i) any breach of any covenant of any Shareholder or the Company or the failure by any Shareholder or the Company to perform any obligation of any Shareholder or the Company contained herein or in any Company Related Document or Shareholder Related Document;

                 (ii) any inaccuracy in or breach of any representation or warranty of any Shareholder contained herein or in any Shareholder Related Document;

                 (iii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in any Company Related Document;

                 (iv) indemnification payments made by the Company to the Company's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing; and

                 (v) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Closing Date and involving or related to the assets, properties, business or operations now or previously owned or operated by the Company and not (a) disclosed in the Disclosure Schedule or (b) disclosed in the Company Financial Statements excluding liability for decisions made in the exercise of the Company's reasonable business judgement and in the ordinary course of business.

Notwithstanding the foregoing, the foregoing indemnities shall not apply to the extent that such Losses are reimbursed to the Parent Indemnified Parties under provisions of any errors and omissions or professional liability insurance policy containing waiver of subrogation provisions applicable to claims relating to such Losses. The foregoing indemnities shall not limit or otherwise adversely affect the Shareholder Indemnified Parties' rights of indemnity for Losses under Section 8.2.3

                 8.2.2 Minimum Losses. For purposes of this Section 8.2.2, Losses shall be calculated with respect to any inaccuracy or breach of any representation or warranty of any Shareholder contained herein or in any Shareholder Related Document without giving effect to any clause which would permit such inaccuracy or breach up to an amount which would be deemed a Company Material Adverse Effect. The Shareholders shall have no obligation under Section 8.2.1 until the aggregate amount of all such Losses equal or exceed $75,000 (whether or not resulting in a Company Material Adverse Effect), at which time the Shareholders shall be subject to the provisions of Section
8.2.1 with respect to all Losses of the Parent Indemnified Parties in excess of the first $75,000 of Losses.

                 8.2.3 Parent Indemnity. Subject to the provisions of Sections 8.1 and 8.3, the Parent shall indemnify, save and hold harmless the Shareholders and the Shareholders' heirs, legal representatives, successors and assigns (the "Shareholder Indemnified Parties") from and against all Losses arising from, out of or in any manner connected with or based on:

                 (i) any breach of any covenant of the Parent or the failure by the Parent to perform any of its obligations contained herein or in the Parent Related Documents;

                 (ii) any inaccuracy in or breach of any representation or warranty of the Parent contained herein or in the Parent Related Documents; and

                 (iii) any act, omission, event, condition or circumstance occurring or existing at any time after (but not on or before) the Closing Date and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iii) shall not apply to any Losses to the extent that such Losses result from any Shareholder's acts or omissions after the Closing Date as an officer, director and/or employee of the Parent, the Surviving Corporation and/or any other affiliate of the Parent.

The foregoing indemnities shall not limit or otherwise adversely affect the Parent Indemnified Parties' rights of indemnity for Losses under Section 8.2.1.

         8.3 Limitations. The aggregate liability of each Shareholder under Section 8.2.1 shall not exceed the amount equal to the portion of the Exchange Consideration payable to such Shareholder, with the Parent Common Stock being valued at the IPO Price for such purpose. The aggregate liability of the Parent under Section 8.2.3 shall not exceed the amount of the Exchange Consideration paid with Parent Common Stock.

         8.4     Procedures for Indemnification.

                 8.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of any Losses for which indemnity may be sought hereunder, and Parent shall give such notice to Brian R. Blackmarr of any Loss claim by it that would apply against the $75,000 allowance in Section 8.2.2 above ("$75,000 Allowance"). Any failure on the part of any Indemnified Party to give the notice described in this Section 8.4.1 shall relieve the Indemnifying Party of its obligations under this Article 8 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

                 8.4.2 Legal Defense. The Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder or that would apply against the $75,000 Allowance; provided that the Shareholders shall have the first right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding, and in such event, the Parent shall have the right to participate in such defense. Brian R. Blackmarr shall give notice to Parent of Shareholder election to defend said claim within 10 days of the notice under Section 8.4.1. If the Parent assumes the defense, the Shareholders shall have the right to participate therein.

                 8.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Parent Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 8.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

                 8.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the parties shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         8.5 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                9.  TERMINATION

         9.1 Grounds for Termination. This Agreement may be terminated only as provided below.

                 9.1.1 Prior to Closing. The parties may terminate this Agreement at any time prior to the Closing only as provided below:

                          (i) Mutual Consent. Parent and Brian R. Blackmarr ("Mr. Blackmarr") may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (ii) Termination by Parent. Parent may terminate this Agreement by giving written notice thereof to Mr. Blackmarr at any time prior to the Closing: (a) in the event that the Shareholders or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Mr. Blackmarr of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, (b) if the Registration Statement for the IPO has not been filed with the Securities and Exchange Commission on or before December 31, 1997, or (c) if the IPO Closing Date shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Parent itself materially breaching any material representation, warranty, or covenant contained in this Agreement); and

                          (iii) Termination by Mr. Blackmarr. Mr. Blackmarr may terminate this Agreement by giving written notice thereof to Parent at any time prior to the Closing: (a) in the event the Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified Parent of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, (b) if the Registration Statement for the IPO has not been filed with the Securities and Exchange Commission on or before December 31, 1997, or (c) if the IPO Closing Date shall not have occurred on or before April 30, 1998 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any Shareholder materially breaching any material representation, warranty, or covenant contained in this Agreement).

                 9.1.2 After the Closing Date. This agreement may be terminated after the Closing only as follows:

                          (i) Termination of Underwriting Agreement. Upon termination, prior to the successful completion of the IPO, of the agreement between Parent and certain investment banking firms (the "Underwriting Agreement") under which such firms agree to purchase shares of Parent Common Stock from Parent on a firm commitment basis for resale to the public initially at the IPO Price, Parent or the Shareholders may each terminate this Agreement by providing written notice to the other.

                          (ii) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if the IPO is not consummated within 10 business days after the Closing.

         9.2 Effect of Termination. If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement. Upon termination, documents delivered by one party to another party pursuant hereto shall be promptly returned.

                               10.  MISCELLANEOUS

         10.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

         To the Shareholders:

                 Brian R. Blackmarr
                 Chateau Plaza, Suite 1700
                 2515 McKinney Avenue, LB-17
                 Dallas, Texas  75201
                 Telecopy:  (214) 922-8118

                 Copy to:

                 Shannon W. Webb
                 Hill & Metzger, P.L.L.C.
                 Attorneys at Law
                 One Turtle Creek Village
                 3878 Oak Lawn Avenue, Suite 500
                 Dallas, Texas  75219-4498
                 Telecopy:  (214) 523-3929

         To the Parent:

                 BrightStar Information Technology Group, Inc.
                 Attn:  President
                 10375 Richmond Avenue, Suite 1620
                 Houston, Texas  77042
                 Telecopy:  (713) 361-2501

                 Copy to:

                 Robert J. Viguet, Jr.
                 Chamberlain, Hrdlicka, White, Williams & Martin
                 1200 Smith Street, Suite 1400
                 Houston, Texas  77002-4310
                 Telecopy:  (713) 658-2553

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

         To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 10.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

         10.2 Further Documents. Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder.

         10.3 Assignability. No Shareholder shall assign this Agreement in whole or in part without the prior written consent of the Parent, except by the operation of law. The Parent may not assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents prior to six months after the IPO Closing Date without the consent of Brian R. Blackmarr. Any effectuated assignment in violation of the preceding sentence shall cause this Agreement and the agreements effected ancillary hereto, to be revocable at the option of the Shareholders in addition to any other remedies available to the Shareholders at law or in equity. After the expiration of the above time period, the Company may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of any of the Shareholders.

         10.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

         10.5 Sections and Articles. Unless the context otherwise requires, all Sections, Articles and Exhibits referred to herein are, respectively, sections and articles of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedule.

         10.6 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

         10.7 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

         10.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW MANDATORILY APPLIES WITH RESPECT THERETO.

         10.9 Public Announcements. No Shareholder shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof.

         10.10 No Third Party Beneficiaries. Except as set forth in Article 8, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

         10.11 Amendments and Waivers. This Agreement may be amended by the Parent and the Shareholders; provided that all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent and the Shareholders. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

         10.12 No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

         10.13 No Personal Liability of Representatives of Parent. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of the Parent or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such obligations are those of the Parent as a separate corporate entity.

         10.14 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Parent and the Shareholders.

         10.15 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

         10.16 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

         10.17 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         10.18 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         10.19 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

         10.20 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that the Company shall pay the costs of any attorney engaged by the Shareholders; and provided further that all fees, costs and expenses incurred or payable by the Company (other than accounting and auditing fees and expenses) in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby and the costs of any such attorney shall be included in current liabilities for purposes of determining Net Working Capital.

         10.21 No Brokers. Each party represents and warrants to the other party that such representing party has not engaged a broker, finder or similar party in connection with this Agreement and the transactions contemplated hereunder, and each representing party will indemnify the other party for any costs or expenses resulting from the representing party's misrepresentation in this section.

         10.22 Section 351 Plan of Exchange. Simultaneously with the execution hereof, the parties hereto shall execute the Section 351 Plan of Exchange in the form set forth in Exhibit 10.22 hereto.

         IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.

                                         PARENT:

                                         BRIGHTSTAR INFORMATION
                                         TECHNOLOGY GROUP, INC.


                                         By: /s/ MARSHALL G. WEBB
                                             ----------------------------------
                                                 Marshall G. Webb, President


                                         SHAREHOLDERS:


                                         /s/ BRIAN R. BLACKMARR
                                         -------------------------------------
                                             Brian R. Blackmarr


                                         /s/ ROBERT A. ROWE
                                         -------------------------------------
                                             Robert A. Rowe


                                         /s/ MARK A. HALL
                                         -------------------------------------
                                             Mark A. Hall


                                         /s/ SALEH IGAL
                                         -------------------------------------
                                             Saleh Igal


                                         /s/ JEFF MARGOLESE
                                         -------------------------------------
                                             Jeff Margolese


                                         /s/ STEPHEN ARMISTEAD
                                         -------------------------------------
                                             Stephen Armistead


                                         /s/ JERRY B. CLARK
                                         -------------------------------------
                                             Jerry B. Clark